ASTON ASSET MANAGEMENT LLC

MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”), is made as of August 10, 2009, between Aston Asset Management LLC (“Aston”), the individuals set forth on Schedule A hereto (collectively, the “Management Stockholders”) and Highbury Financial Inc., a Delaware corporation (“Highbury”).

RECITALS

WHEREAS, Aston is a limited liability company that was formed to engage in the investment advisory and investment management business and which currently manages 25 no-load mutual funds;

WHEREAS, in connection with the amendment of the second amended and restated limited liability company agreement of Aston, dated January 7, 2008, and the exchange of the Series B LLC Units of Aston for Series B Convertible Preferred Stock, $0.0001 par value per share (the “Series B Preferred Stock”), of Highbury, pursuant to that certain Exchange Agreement of even date herewith among Highbury and the Management Stockholders and the Persons named as Investors on Schedule A thereto (the “Exchange Agreement”), Aston and the Management Stockholders desire to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS, TERMS AND REFERENCES

Section 1.01.  Definitions.  In this Agreement and any exhibits hereto, the following terms shall have the following meanings:

“Advisers Act” shall mean the Investment Advisers Act of 1940, as it may be amended from time to time, and any successor to such act.

“Affiliate” shall mean, with respect to any Person (herein the “first party”), any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (a) vote twenty-five percent (25%) or more of the outstanding voting securities of such Person, or (b) otherwise direct the management or policies of such Person by contract or otherwise (other than solely as a director of a corporation (or similar entity) that has five (5) or more directors). For the purposes of this Agreement, Highbury is not an Affiliate of Aston.

“Agreement” shall have the meaning specified in the preamble hereto.

“Asserted Liability” shall have the meaning specified in Section 7.02(a) hereof.

“Aston” shall have the meaning specified in the preamble hereto.

“Aston LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of Aston Asset Management LLC, of even date herewith, as amended from time to time.

“Certificate” shall mean the Certificate of Formation of Aston, as the same may be amended and/or restated from time to time in accordance with the terms hereof.

“Claims Notice” shall have the meaning specified in Section 7.02(a) hereof.

“Code” shall mean the United States Internal Revenue Code of 1986, as from time to time amended, and any successor thereto, together with all regulations promulgated thereunder.

“Committee Vote” shall have the meaning specified in Section 2.02(b)(iv) hereof.

“Common Stock” means the common stock, par value $0.0001 per share, of Highbury.

“Controlled Affiliate” shall mean, with respect to a Person, any Affiliate of such Person under its “control,” as the term “control” is defined in the definition of Affiliate.

“Covered Person” shall mean a Management Stockholder or any Officer.

“Eligible Person” shall have the meaning specified in Section 2.02(b)(i) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor to such Act.

“Event of Default” shall have the meaning specified in Section 6.01 hereof.

“Exchange Agreement” shall have the meaning set forth in the recitals hereto.

“Expenses” shall have the meaning specified in Section 2.05(b) hereof.

“For Cause” shall mean, with respect to the termination of a Management Stockholder’s employment with Aston (or any of its Controlled Affiliates), or his or her removal from the Management Committee or from his or her position as an Officer, any of the following:

(a)           The Management Stockholder has been convicted of or indicted for (i) any criminal offense which is classified as a felony in the United States, or (ii) any other criminal offense which involves a violation of federal or state securities laws or regulations (or equivalent laws or regulations of any country or political subdivision thereof in which the criminal offense occurs), embezzlement, fraud, wrongful taking or misappropriation of property, theft, or any other crime involving dishonesty;

(b)           The Management Stockholder has persistently and willfully failed to perform his or her duties, including, without limitation, persistently and willfully violating or breaching any material provision of the Management Agreement, or has failed to devote substantially all of his or her working time to the performance of such duties, and in either such case such failure has not been cured by the Management Stockholder within thirty (30) days following written notice; or

(c)           The Management Stockholder has (i) engaged in a Prohibited Competition Activity, or (ii) violated or breached Section 2.07 of the Exchange Agreement; provided, however, that, in any such case described in clauses (i) or (ii) of this paragraph (c), in the event such action by such Management Stockholder has not resulted (and, if cured, is not reasonably likely to result) in harm that is material to Highbury, Aston or any of their respective Controlled Affiliates or any of the Funds, such Management Stockholder shall be provided with an opportunity to cure such action promptly (and in any event within thirty (30) days) following written notice thereof (provided that such an opportunity to cure shall be available to a particular Management Stockholder solely with respect to the first three such actions by such Management Stockholder with respect to which such a written notice is provided, and provided, further, that such an opportunity to cure shall in no event be provided to a Management Stockholder if his or her violation, breach or other applicable action was willful or reckless).

“Fund” shall mean any Mutual Fund or other commingled fund for which Aston provides Investment Services.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Highbury” shall have the meaning set forth in the preamble hereto.

“Immediate Family” shall mean, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings, (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings and (c) estates, trusts, partnerships and other entities of which substantially all of the interests are held directly or indirectly by the foregoing.

“Indebtedness” shall mean, with respect to a Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under any financing leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all obligations of such Person under non-competition agreements reflected as liabilities on a balance sheet of such Person in accordance with GAAP, (f) all liabilities secured by any Lien on any property owned by such Persons even though such Person has not assumed or otherwise become liable for the payment thereof, and (g) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations.

“Independent Public Accountants” shall mean any independent certified public accountant retained by Aston and satisfactory to Highbury.

“Investment Services” shall mean any services which involve (a) the management, administration, solicitation or distribution of an investment account, Mutual Fund or other commingled fund (or portions thereof or a group of investment accounts, Mutual Funds or other commingled funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation, or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act.

“Investor Rights Agreement” shall mean that certain Investor Rights Agreement, dated as of the date hereof, among Highbury, the Management Stockholders and the Persons named as Investors therein.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing) or any other restrictions, liens or claims of any kind or nature whatsoever, excluding liens of lessors under operating leases that do not extend beyond the property leased.  Notwithstanding the foregoing, the following items shall not constitute Liens under this Agreement (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which an adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which an adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; and (iii) statutory Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurances and other types of social security.

“Losses” shall have the meaning specified in Section 7.01 hereof.

“Majority Vote” shall mean the affirmative approval, by vote or written consent, of the Persons holding a majority of the aggregate voting power of the Series B Preferred Stock then outstanding.

“Management Committee” shall have the meaning specified in Section 2.02(a) hereof.

“Management Stockholders” shall have the meaning specified in the preamble hereto.

“Mutual Fund” shall mean a registered investment company (or series of registered investment companies).

“Officers” shall have the meaning specified in Section 2.03 hereof.

“Operating Allocation” shall mean, for any period, an amount equal to the difference between Revenues From Operations for such period and the Owners’ Allocation for such period.

“Owners’ Allocation” shall mean, for any period, the sum of the Owners’ Allocation Percentage multiplied by the Revenues From Operations for such period.

“Owners Allocation Account” shall have the meaning specified in Section 5.02 hereof.

“Owners’ Allocation Expenditure” shall have the meaning specified in Section 2.05(b) hereof.

“Owners’ Allocation Percentage” shall mean twenty-eight percent (28%).

“Person” means any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or other entity.

“Predecessor Business” shall mean the business of the parties to the Purchase Agreement immediately prior to the Closing (as such term is defined in the Purchase Agreement).

“Prohibited Competition Activity” shall mean any of the following activities:

(a)           directly or indirectly, whether as owner, part owner, member, director, officer, trustee, employee, agent or consultant for or on behalf of any Person other than Aston or any Controlled Affiliate of Aston: (i) diverting or taking away any funds or investors from any Fund; (ii) soliciting or otherwise inducing or attempting to cause any Person to divert or take away any assets or funds invested in such Funds; or (iii) soliciting or otherwise inducing or attempting to cause any subadviser, distributor or seller of the Funds to terminate or reduce its services on behalf of the Funds; and

(b)           directly or indirectly, whether as owner, part owner, partner, member, director, officer, trustee, employee, agent or consultant for or on behalf of any Person other than Aston or any Controlled Affiliate of Aston, performing any Investment Services.

“Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of April 20, 2006, by and among ABN AMRO Asset Management Holdings, Inc., ABN AMRO Investment Fund Services, Inc., ABN AMRO Asset Management, Inc., Montag & Caldwell, Inc., Tamro Capital Partners LLC, Veredus Asset Management LLC, River Road Asset Management LLC and Aston.

“Receipts Account” shall have the meaning set forth in Section 5.02 hereof.

“Revenues From Operations” shall mean, for any period, the consolidated gross revenues of Aston and any Controlled Affiliates thereof, determined on an accrual basis in accordance with GAAP consistently applied (but including other income such as interest, dividend income and gains on the sale of assets); provided, however, that Revenues From Operations (A) shall not include (a) proceeds during such period from the sale, exchange or other disposition of all, or substantially all, of the assets of Aston and its Controlled Affiliates, (b) revenues from the issuance by Aston of securities issued by Aston or any of its Controlled Affiliates, and (c) payments received from third parties to the extent constituting direct reimbursements of expenses previously paid from the Operating Allocation (and any such payments shall be added back to the Operating Allocation for the period in which such expenses were originally paid from the Operating Allocation), and (B) shall be reduced by payments made to PFPC, Inc. pursuant to the Sub-Administration and Accounting Services Agreement, dated as of April 1, 2000 by and between PFPC, Inc. and Alleghany Investment Services, as amended.

“Series B Preferred Stock” shall have the meaning set forth in the recitals hereto.

“Term” shall have the meaning set forth in Section 4.01 hereof.

“Transfer” shall mean, directly or indirectly, a sale, assignment, transfer, gift or exchange, or offer to do any of the foregoing; and “Transferred” shall have the correlative meaning.

In addition to the foregoing, other capitalized terms used in this Agreement shall have the meaning ascribed thereto in the text of this Agreement.

ARTICLE II

MANAGEMENT OF ASTON

Section 2.01.  Management in General.  Subject to the other terms and conditions of this Agreement, including the delegations of power and authority set forth in this Agreement, the management and control of the business of Aston shall be vested exclusively in Highbury, and Highbury shall have exclusive power and authority, in the name of and on behalf of Aston, to perform all acts and do all things which, in its sole discretion, it deems necessary or desirable to conduct the business of Aston; provided, however, that Highbury shall not have any powers or privileges with respect to those matters delegated exclusively to the Management Committee pursuant to Section 2.02 hereof.

(a)           Highbury shall, subject to all applicable provisions of this Agreement, be authorized in the name of and on behalf of Aston: (i) to enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements, leases or other instruments for the operation of Aston business; and (ii) in general to do all things and execute all documents necessary or appropriate to conduct the business of Aston as described in the Aston LLC Agreement, or to protect and preserve Aston’s assets.  Highbury may delegate any or all of the foregoing powers to one or more of the Officers (including without limitation through delegation to the Management Committee).

(b)           Any action taken by Highbury, and the signature of Highbury (or an authorized representative thereof) on any agreement, contract, instrument or other document on behalf of Aston, shall be sufficient to bind Aston and shall conclusively evidence the authority of Highbury and Aston with respect thereto.

(c)           Any Person dealing with Aston, Highbury or the Management Stockholders may rely upon a certificate signed by Highbury as to (i) the identity of Highbury or the Management Stockholders; (ii) any factual matters relevant to the affairs of Aston; (iii) the Persons who are authorized to execute and deliver any document on behalf of Aston; or (iv) any action taken or omitted by Aston or Highbury.

(d)           Each of the Management Stockholders acknowledges and agrees that (i) neither he, she, nor any of his or her related Investors, is a party to the Aston LLC Agreement and (ii) neither he, she, nor any of his or her related Investors, has any rights under the Aston LLC Agreement; provided, however, that Highbury agrees that it shall not amend Sections 12 or 13 of the Aston LLC Agreement to preclude the provision of indemnity to Covered Persons under Article VII of this Agreement without the prior written consent of the Management Stockholders, acting by Majority Vote.

Section 2.02.  Management Committee of Aston.

(a)           Aston shall have a Management Committee (the “Management Committee”).  Highbury hereby delegates to the greatest extent permitted by applicable law the power and authority under Section 2.05(a) of this Agreement to the Management Committee to conduct the day-to-day operations, business and activities of Aston.

(b)           The Management Committee shall be comprised as follows:

(i)           The Management Committee shall initially have three (3) members and consist of Stuart Bilton, Kenneth Anderson, and Gerald Dillenburg. The number of members of the Management Committee may be increased or decreased by the Management Committee at any time with the written consent of Highbury (but not decreased to a number less than two (2) members). No Person who is not both an active employee of Aston (or any of its Controlled Affiliates) and a holder of Series B Preferred Stock and/or Common Stock that was issued to such holder upon conversion of Series B Preferred Stock (an “Eligible Person”) may be, become or remain a member of the Management Committee (subject to clause (v) below); provided, that for the purposes of this Section 2.02, an employee of Aston or its Controlled Affiliates shall be deemed to be the holder of any shares of Series B Preferred Stock and/or Common Stock issued upon conversion thereof which is held of record by (i) a holding company owned solely by such employee and/or his or her Permitted Transferees (as defined in the Investor Rights Agreement) and (ii) any Permitted Transferee of such employee or his or her holding company.

(ii)           Any vacancy in the Management Committee, however occurring (including a vacancy resulting from an increase in the size of the Management Committee), may be filled by any Eligible Person reasonably acceptable to Highbury by written consent of the remaining members of the Management Committee. In lieu of any such vacancy being filled, the Management Committee may determine to reduce the size of the Management Committee in accordance with clause (i) above (but not to a number less than two (2) members); provided that if at any time there is only one (1) member of the Management Committee, at least one (1) of the vacancies on the Management Committee must be filled and, if it remains unfilled for a period of greater than five (5) days, shall be filled by any Eligible Person(s) reasonably acceptable to Highbury.

(iii)           Members of the Management Committee shall remain members of the Management Committee until their resignation, removal or death. Any member of the Management Committee may resign by delivering his or her written resignation to the Management Committee and Highbury.  At any time that there are more than two (2) members of the Management Committee, any member of the Management Committee may be removed from such position: (A) with or without cause, by the Management Committee acting by a Committee Vote (with such Committee Vote being calculated for all purposes as if the member of the Management Committee whose removal is being considered were not a member of the Management Committee) with the written consent of Highbury, or (B) with or without cause, by the holders of Series B Preferred Stock acting by a Majority Vote, with the written consent of Highbury, or (C) For Cause by Highbury, with notice to the Management Committee specifying the reasons for the decision.  Any Management Stockholder who is a member of the Management Committee shall be deemed to have resigned from the Management Committee and shall no longer be a member of the Management Committee immediately upon such Management Stockholder ceasing to be an Eligible Person.

(iv)           At any meeting of the Management Committee, presence in person or by telephone (or other electronic means) of a majority of the members of the Management Committee shall constitute a quorum. At any meeting of the Management Committee at which a quorum is present, a majority of the total members of the Management Committee may take any action on behalf of the Management Committee (any such action taken by such members of the Management Committee is sometimes referred to herein as a “Committee Vote”). Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting of the Management Committee only if (A) a written consent thereto is signed by all the members of the Management Committee and (B) Highbury has been given a copy of such written consent not less than forty-eight (48) hours prior to such action. Notice of the time, date and place of any meeting of the Management Committee shall be given to all members of the Management Committee and Highbury at least forty-eight (48) hours in advance of the meeting. A representative of Highbury shall be entitled to attend each meeting of the Management Committee. Notice need not be given to any member of the Management Committee or Highbury if a waiver of notice is given (orally or in writing) by such member of the Management Committee or Highbury (as applicable), before, at or after the meeting.

(v)           Notwithstanding any other provisions of this Agreement to the contrary, Highbury shall have full power and authority at any time in its sole discretion (and without the consent or approval of the Management Committee or the Management Stockholders) to increase the number of members of the Management Committee and to fill the vacancies created by any such increase with one or more other Management Stockholders or with any other persons selected by Highbury, provided that any such increase may only be effected by written notice from Highbury to the Management Committee, which written notice must expressly reference this Section of this Agreement.

Section 2.03.  Officers of Aston.  The Management Committee may designate employees of Aston as officers of Aston (the “Officers”) as it deems necessary or desirable to carry on the business of Aston.  The Management Committee may delegate any of its power or authority to an Officer or Officers subject to modification and withdrawal of such delegated power and authority by the Management Committee. Any two or more offices may be held by the same Person. New offices may be created and filled by the Management Committee. Each Officer shall hold office until his or her successor is designated by the Management Committee or until his or her earlier death, resignation or removal.  Any Officer may resign at any time upon written notice to the Management Committee and Highbury.  Any Officer designated by the Management Committee may be removed from his or her office (with or without a concurrent termination of employment) (i) with or without cause by the Management Committee (excluding for all purposes the Person whose removal is being considered) or (ii) For Cause by Highbury, in each case at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise may be filled by the Management Committee. Any designation of Officers, a description of any duties delegated to such Officers, and any removal of such Officers by the Management Committee, shall be approved by the Management Committee in writing, which approval shall be delivered to Highbury.

Section 2.04. Employees of Aston.

(a)           The decision to employ, and the terms of employment of any employee of Aston (or any Controlled Affiliates thereof) who is not a Management Stockholder (including, without limitation, with respect to the hiring, all aspects of compensation, promoting, demoting and terminating of such employees), shall be determined by the Management Committee or such Person or Persons to whom the Management Committee may delegate such power and authority (subject, in all instances, to the power of the Management Committee to revoke such delegation in whole or in part (by a Committee Vote that excludes any Person to whom such power and authority has been delegated)), subject, in all cases, to compliance with all applicable laws, rules and regulations and with the provisions of Section 2.05 hereof. Notwithstanding the foregoing, Highbury may terminate the employment by Aston (or any Controlled Affiliate thereof) of any employee who has engaged in any activity included in the definition of “For Cause” with notice to the Management Committee specifying the reasons for such decision.

(b)           Any Person who is a Management Stockholder may have his or her employment with Aston terminated by Aston only: (i) in the case of a termination For Cause, either by Highbury or by the Management Committee (excluding for all purposes the Person whose termination is being considered) with the prior written consent of Highbury, or (ii) in the case of any other termination by Aston, by the Management Committee (excluding for all purposes the Person whose termination is being considered) with the prior written consent of Highbury.

Section 2.05. Operation of the Business of Aston.

(a)           Subject to Highbury’s rights, duties and obligations set forth elsewhere in this Agreement (including, without limitation, the provisions of this Section 2.05), the Management Committee is hereby delegates to the greatest extent permitted by applicable law the power and authority from Highbury to manage the day-to-day operations, business and activities of Aston; including, without limitation, the power and authority, in the name of and on behalf of Aston, to:

(i)           determine the use of the Operating Allocation as set forth in Section 2.05(b) below;

(ii)           execute such documents and do such acts as are necessary to register (or provide or qualify for exemptions from any such registrations) or qualify Aston (or any Controlled Affiliates thereof) under applicable federal and state securities laws;

(iii)           enter into contracts and other agreements with respect to the provision of Investment Services and execute other instruments, documents or reports on behalf of Aston (and any Controlled Affiliates thereof) in connection therewith;

(iv)           enter into contracts, agreements and commitments with respect to the operation of the business of Aston (and any Controlled Affiliates thereof) as are consistent with the other provisions of this Agreement; and

(v)           act for and on behalf of Aston (and any Controlled Affiliates thereof) in all matters incidental to the foregoing and other day-to-day matters.

(b)           The Operating Allocation for any period shall be used to provide for and pay Aston’s (and any Controlled Affiliates’ thereof) business expenses, liabilities and other costs (including without limitation (i) the payment of premiums during such period with respect to any insurance coverages maintained (except to the extent otherwise provided for in Section 2.05(d)), (ii) all capital expenditures and capital contributions made by Aston (or any Controlled Affiliate thereof) during such period, except to the extent that Owners’ Allocation has been retained therefor as an Owners’ Allocation Expenditure, (iii) the satisfaction of any net worth, working capital or similar requirements imposed by applicable laws and regulations in connection with the businesses conducted and registrations held by Aston (or any Controlled Affiliate thereof) or otherwise reasonably necessary in connection with the conduct of the businesses of Aston (and any Controlled Affiliates thereof), (iv) all payments to subadvisers, brokers and other vendors, (v) compensation and benefits payable to employees of Aston (including the Officers and the Management Stockholders), and at the discretion of the Management Committee, establishing reserves for such future payments, and (vi) any payroll, withholding and other similar taxes related to the compensation and benefits payable to employees of Aston), as determined by the Management Committee, and all such business expenses, liabilities and other costs of Aston (and any Controlled Affiliates thereof) shall be paid out of the Operating Allocation. Without the prior written consent of Highbury (which written consent makes specific reference to this Section 2.05(b)), Aston shall not (nor shall any Controlled Affiliate of Aston) incur (and the Management Stockholders shall use their reasonable best efforts to prevent Aston (or any Controlled Affiliate thereof) from incurring) any expenses or take any action to incur other obligations which expenses and obligations exceed the ability of Aston to pay or provide for them out of the Operating Allocation on a current or previously reserved basis. Except to the extent otherwise required by applicable law, Aston (and any Controlled Affiliates thereof) shall only make payments of compensation (including bonuses) to employees (including the Officers and the Management Stockholders) out of the balance of the Operating Allocation remaining after the payment (or reservation for payment) of all the other business expenses, liabilities, requirements and other costs for the applicable period, including, without limitation, any payroll, withholding and other similar taxes related to the compensation and benefits payable to employees of Aston (“Expenses”); provided, however, that the payment of base salaries in the ordinary course of business to persons other than the Management Stockholders and in amounts not greater than the base salaries paid on the date hereof during a quarter in which the Operating Allocation is not sufficient to pay all other Expenses shall not constitute a breach of this Agreement for such fiscal quarter so long as (i) the Operating Allocation was sufficient to pay all Expenses, including compensation, in the immediately preceding two fiscal quarters and (ii) the Management Stockholders use commercially practicable efforts to decrease the amount of Expenses (including reductions in compensation) in the next fiscal quarter to insure that there is not a shortfall in such next fiscal quarter (including the amounts payable on account of the shortfall for the preceding fiscal quarter); provided, that the foregoing shall in no way affect the rights and remedies of Highbury pursuant to Article V or Article VI.  Any excess Operating Allocation remaining for any fiscal quarter following the payment (or reservation for payment) of all business expenses, liabilities and other costs (including any such amount established as a reserve in a prior period that is reasonably determined by the Management Committee to have been in excess of what was necessary for such reserve) may be used by Aston in such fiscal quarter and/or in future fiscal quarters in accordance with this Section 2.05(b).  The Owners’ Allocation shall in no event be used to provide for or pay the business expenses, liabilities or other costs of Aston (or any Controlled Affiliate thereof), except to the extent expressly permitted by Section 2.05(d) or as otherwise agreed to in writing by Highbury and the Management Committee (any such permitted use of the Owners’ Allocation being referred to herein as an “Owners’ Allocation Expenditure”).

(c)           Aston shall not (nor shall any Controlled Affiliate of Aston) do or commit to do, and the Management Stockholders shall prevent Aston (or any Controlled Affiliate thereof) from doing or committing to do, any of the following without the prior written consent of Highbury (which written consent makes specific reference to this Section 2.05(c)):

(i)           enter into, amend, modify or terminate any contract, agreement or understanding (written or oral) if such action or the resulting contract, agreement or understanding could reasonably be expected to conflict with the provisions of this Section 2.05;

(ii)           enter into, amend, modify or terminate any contract, agreement or understanding (written or oral) if such action or the resulting contract, agreement or understanding (individually or in the aggregate) could have a material adverse impact on the availability of the Operating Allocation in future periods (including, without limitation, long-term leases or employment contracts);

(iii)           enter into, amend, modify or terminate any contract, agreement or understanding (written or oral) if such action or the resulting contract, agreement or understanding has the effect of creating a Lien upon any of the assets of Aston (other than Liens securing indebtedness of Aston incurred to finance the acquisition of fixed or capital assets (whether pursuant to a deferred purchase agreement with a vendor, a loan, a financing lease or otherwise), provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than property financed by such indebtedness, (C) the amount of indebtedness secured thereby is not thereafter increased (D) the principal amount of indebtedness secured by such Lien shall at no time exceed the purchase price of such property and (E) the purchase price for such property shall not exceed $100,000) or upon any portion of the Owners’ Allocation;

(iv)           take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in the termination of the employment by Aston of any Management Stockholder;

(v)            create, incur, assume, or suffer to exist any Indebtedness;

(vi)           establish or modify any material compensation arrangement (other than salary and cash bonuses in the ordinary course) or program (whether cash or non-cash benefits) applicable to any employee, in any such case which is subject to ERISA, which requires qualification under the Code, or which otherwise (A) requires Highbury (other than in its capacity as manger member of Aston) or any of its Affiliates to take any action which it would not take but for the establishment or modification of such compensation arrangement or program or (B) prevents Highbury or any of its Affiliates from taking any action which it would otherwise have been able to take but for the establishment or modification of such compensation arrangement or program (and the Management Committee shall give Highbury not less than thirty (30) days prior written notice before Aston (or any Controlled Affiliate thereof) establishes or modifies any material compensation arrangement (other than salary and cash bonuses in the ordinary course) or program);

(vii)           enter into, amend, modify or terminate any contract, agreement or understanding (written or oral) (A) containing severance or termination payment arrangements, other than severance or termination payment arrangements with bona fide employees of Aston or its Controlled Affiliates (other than any Management Stockholder or an Immediate Family member thereof) which do not exceed $250,000 individually to any one such employee or represent potential liabilities at any one time outstanding (taking into account such contract, agreement or understanding and all other such contracts, agreements and understandings of Aston and its Controlled Affiliates then in effect) in excess of $250,000 in the aggregate, (B) which could cause Highbury or any of its Affiliates to be liable for termination or severance payments or other contractual payments upon a termination of any employee’s employment with Aston (or any Controlled Affiliate thereof) or (C) which is with a Management Stockholder, an Affiliate of a Management Stockholder, or a partner, shareholder, member, manager, director, officer, employee or Immediate Family member of any of the foregoing;

(viii)         (A) enter into any line of business other than the provision of Investment Services, (B) acquire, form or otherwise establish any subsidiary or Controlled Affiliate of Aston or otherwise make any investment in, or otherwise conduct business through, any other Person, (C) acquire any material assets or other properties, other than capital expenditures made out of Operating Allocation in the ordinary course of business consistent with past practice and not involving the acquisition of any Person as a going concern, or (D) sell, transfer or otherwise dispose of any material assets or other properties, other than sales of worn-out or obsolete equipment made in the ordinary course of business consistent with past practice;

(ix)           (A) make any change in the Certificate or Aston LLC Agreement (or the constituent documents of any Controlled Affiliate of Aston), (B) authorize or issue any membership or other equity or ownership interests or other securities of any type of Aston (or any Controlled Affiliate thereof), (C) repurchase, redeem or otherwise acquire any outstanding membership or other equity or ownership interests or other securities of Aston (or any Controlled Affiliate thereof), (D) make any dividend or other distribution in respect of its membership or other equity or ownership interests (other than as expressly required by other provisions of this Agreement), (E) settle or compromise any material litigation, arbitration, investigation, audit or other proceeding, (F) terminate its existence or voluntarily file for or otherwise commence proceedings with respect to bankruptcy, reorganization, receivership or similar status, (G) make or change any tax election, waive or extend the statute of limitations in respect of taxes, amend any tax return, enter into any closing agreement with respect to taxes, settle any tax claim or assessment or surrender any right to a claim for a tax refund, change any method or principle of accounting in a manner inconsistent with past practice or change regular independent accountants, or (H) make any loan or advance to any Person, other than advances of business expenses in the ordinary course of business consistent with past practice; or

(x)           (A) take any action which pursuant to any provision of this Agreement may be taken only by Highbury with or without the consent of the Management Stockholders, or (B) take any action which requires the approval or consent of Highbury pursuant to any provision of this Agreement.

(d)           Aston (and each Controlled Affiliate thereof) shall maintain (and the Management Stockholders shall use their reasonable best efforts to cause Aston (and each Controlled Affiliate thereof) to maintain), in full force and effect, such insurance as is customarily maintained by companies of similar size in the same or similar businesses (including, without limitation, errors and omissions liability insurance), the premiums on which will be paid out of the Operating Allocation (and the beneficiary of which shall be Aston and/or its applicable Controlled Affiliates, as applicable). With the prior written consent of Highbury and the Management Committee, Aston also may elect to maintain key-man and/or disability insurance policies with respect to any Management Stockholder, in which event the premiums on such policies will be paid out of the Owners’ Allocation (and the beneficiary of any such policy shall be Aston). In the event that Highbury or any of its Affiliates shall determine (at its own expense) to maintain separate key-man and/or disability insurance policies with respect to any Management Stockholder (of which Highbury or any of its Affiliates may be the beneficiary), and in connection with any such policies maintained by Aston for its own benefit, such Management Stockholder shall cooperate with Highbury, its Affiliates and Aston (as applicable) in connection with obtaining and maintaining such insurance policies (including without limitation by submitting to any required examinations and truthfully answering any questions asked by the insurer in connection with obtaining such policies).

(e)           In addition to, and not in limitation of, Highbury’s powers and authority under this Agreement (including, without limitation, pursuant to Section 2.01(a) hereof) and the Aston LLC Agreement, Highbury shall also have the power, in its sole discretion (after consultation with the Management Committee, to the extent practicable), whether or not they involve day-to-day operations, business and activities of Aston (or any Controlled Affiliate thereof), to take any or all of the following actions:

(i)             such actions as it deems necessary or appropriate to cause Aston or any Affiliate of Aston, or any officer, employee, member, partner, or agent thereof, to comply with applicable laws, rules or regulations;

(ii)            such actions as it deems necessary or appropriate to coordinate any initiative which could materially affect Highbury and/or any of its Affiliates (but only on such terms and conditions as the participation of Aston (or any Controlled Affiliates thereof) in such initiative has been approved by the Management Committee);

(iii)           such actions as it deems necessary or appropriate to cause Aston to fulfill its obligations and exercise its rights under the Purchase Agreement and this Agreement; and

(iv)           any other action necessary or appropriate to prevent actions that require Highbury’s consent pursuant to the terms of this Agreement if such consent has not then been given.

(f)           Notwithstanding any of the provisions of this Agreement to the contrary, all accounting, financial reporting and bookkeeping procedures of Aston (and any Controlled Affiliates thereof) shall be established in conjunction with policies and procedures determined under the supervision of Highbury.  The Management Committee shall have a continuing obligation to keep Highbury’s chief financial officer informed of material financial developments with respect to Aston (and any Controlled Affiliates thereof). Notwithstanding any other provisions of this Agreement to the contrary, all legal, compliance and regulatory matters of Aston (and any Controlled Affiliates thereof) shall be coordinated with Highbury and Aston’s (and any of its Controlled Affiliates’) legal compliance activities shall be conducted and established in conjunction with policies and procedures determined under the supervision of Highbury.

(g)           Each Management Stockholder covenants and agrees that such Management Stockholder will at all times conduct its activities in connection with Aston (and any Controlled Affiliates thereof), and any services provided to Aston (or to any Controlled Affiliates thereof), in a manner which such Management Stockholder reasonably believes is in accordance with all applicable laws, rules and regulations, and that it will use its reasonable best efforts (i) to ensure that the business and activities of Aston (and any Controlled Affiliates thereof) are conducted in compliance with all applicable laws, rules and regulations in all material respects and (ii) to preserve the goodwill and franchise value of Aston (and any Controlled Affiliates thereof).

(h)           Notwithstanding any of the provisions of this Agreement to the contrary, Highbury shall have the power to establish and mandate that Aston (and any of its Controlled Affiliates) participate in employee benefit plans which are subject to ERISA or require qualification under Section 401 of the Code to the extent necessary in order to make the expenses of any such plan(s) deductible or otherwise to comply with ERISA or the Code, and may establish or modify the terms of any such plan to the extent necessary in connection therewith, provided that any such action taken by Highbury shall treat the Affiliates of Highbury subject to such action in an equitable manner (i.e., a manner not materially more disadvantageous to one Affiliate than to other Affiliates of Highbury, as reasonably determined by Highbury) to the extent permissible under ERISA and the Code and consistent with achieving tax deductibility.

(i)           Notwithstanding any other provisions of this Agreement to the contrary, the Management Committee and each Management Stockholder shall cooperate with Highbury and its Affiliates in implementing any initiative generally involving Aston (and/or any Controlled Affiliates thereof) and a number of such Affiliates, but only on such terms and conditions as the participation of Aston (and any Controlled Affiliates thereof) in such initiative has been approved by the Management Committee.

(j)           Notwithstanding any other provisions in this Agreement to the contrary, without the prior written approval of the Management Committee, (i) none of Highbury’s interest in Aston may be Transferred, (ii) Aston may not issue any membership interests to any party other than Highbury and (iii) Aston may not undergo any merger, consolidation, sale of all or substantially all of its assets or similar transaction (any of which transactions described in this clause (ii) shall also require the prior written consent of Highbury); provided, however, (A) it is understood and agreed that, in connection with the operation of the business of Highbury (including, without limitation, the financing of its interest in Aston and direct or indirect interests in additional investment management companies), Highbury’s interest in Aston may be pledged and encumbered and lien holders of Highbury’s interest shall have and be able to exercise the rights of secured creditors with respect to such interest, (B) Highbury may Transfer some (but not a majority) of its interest in Aston, and Aston may issue interests in Aston, to a Person who is not a member of Aston but who is an officer or employee of Aston (or any Controlled Affiliate thereof) or who becomes an officer or employee of Aston (or any Controlled Affiliate thereof) or a Person majority owned by any such Person so long as Highbury continues to control Aston, and (C) Highbury may Transfer all or any portion of its interest in Aston, and Aston may issued interests in Aston, to an Affiliate of Highbury (and any such Affiliate shall thereafter be bound by the provisions of this Agreement).

Section 2.06. Compensation and Expenses of Highbury and Management Stockholders.  Highbury may receive compensation for services provided to Aston (or any Controlled Affiliate thereof) only to the extent approved by the Management Committee.  Aston shall, however, pay and/or reimburse Highbury for extraordinary expenses incurred by Highbury directly in connection with the operation of Aston (and any Controlled Affiliates thereof) out of the Operating Allocation.  It is expressly understood by the parties hereto that Highbury’s general overhead items and expenses (including, without limitation, salaries, rent and travel expenses) shall not be reimbursed by Aston. Stockholders, officers, directors, members of Aston and agents of members of Aston may serve as employees of Aston (or any Controlled Affiliate thereof) and be compensated therefor out of the Operating Allocation as determined by the Management Committee (or its delegate(s)) pursuant to Section 2.05(b).  Except in respect of their provision of services as employees of Aston (or any Controlled Affiliate thereof) for which they may be compensated out of the Operating Allocation as contemplated by the preceding sentence, Management Stockholders and members of their Immediate Family may not receive compensation on account of the provision of services to Aston (or any Controlled Affiliate thereof) without the prior written consent of the Management Committee and Highbury.

ARTICLE III

RECORDS AND REPORTS

Section 3.01. Books and Records.  The Management Committee shall (and each of the Management Stockholders shall use his or her reasonable best efforts to) cause Aston to keep complete and accurate books of account with respect to the operations of Aston, prepared in accordance with GAAP (using the accrual method of accounting, consistently applied). Such books shall be maintained at the principal office of Aston in Chicago, Illinois or at such other place as Highbury shall determine.

Section 3.02. Accounting.  The Management Stockholders agree that Aston’s books of account shall be kept on the accrual method of accounting, or on such other method of accounting as Highbury may from time to time determine with the advice of the Independent Public Accountants, and shall be closed and balanced at the end of each fiscal year and shall be maintained for each fiscal year in a manner consistent with GAAP and with the principles and/or policies of Highbury applied consistently with respect to its Controlled Affiliates.

Section 3.03. Financial and Compliance Reports.  The Management Committee shall (and each of the Management Stockholders shall use his or her reasonable best efforts to) cause Aston to furnish to Highbury each of the following:

(a)           Within ten (10) days after the end of each month and each fiscal quarter, information regarding the consolidated assets under management of Aston and any Controlled Affiliates thereof (including the components of any changes from the information provided with respect to the prior period, information regarding net client cash flows and information regarding market appreciation and depreciation in client portfolios), and an unaudited financial report of Aston (consolidated with any Controlled Affiliates thereof) prepared in accordance with GAAP using the accrual method of accounting consistently applied (except that the financial report may (i) be subject to normal year-end audit adjustments which are neither individually nor in the aggregate material and (ii) not contain all notes thereto which may be required in accordance with GAAP to be included in audited financial statements), which unaudited financial report shall have been certified by the most senior financial officer of Aston to have been so prepared and shall include the following:

(i)             statements of operations, changes in members’ capital and cash flows for such month or quarter, together with a cumulative income statement from the first day of the then-current fiscal year to the last day of such month or quarter;

(ii)           a balance sheet as of the last day of such month or quarter; and

(iii)           with respect to the quarterly financial report, a detailed computation of the Owners’ Allocation for such quarter.

(b)           Within thirty (30) days after the end of each fiscal year of Aston, audited financial statements of Aston (consolidated with any Controlled Affiliates thereof), which shall include statements of operations, changes in members’ capital and cash flows for such year and a balance sheet as of the last day thereof, each prepared in accordance with GAAP, using the accrual method of accounting, consistently applied, certified by the Independent Public Accountants, with all of the fees and expenses in connection with such audit to be paid by Highbury.

(c)           If requested by Highbury, within twenty-five (25) days after the end of each calendar quarter, Aston’s (and any Controlled Affiliates’ thereof) operating budget for each of the next four (4) fiscal quarters, in such form and containing such estimates as may be requested by Highbury from time to time.

(d)           If requested by Highbury, copies of all financial statements, reports, notices, press releases and other documents released to the public during such period.

(e)           As promptly as is reasonably possible following request by Highbury from time to time, such other financial, operations, performance or other information or data as may be requested.

Section 3.04.  Meetings.

(a)           The Management Committee and the Officers shall hold such regular meetings at Aston’s principal place of business with representatives of Highbury as may be reasonably requested by Highbury from time to time. These meetings shall be attended (either in person or by telephone) by such members of the Management Committee, Officers and other employees of Aston as may be requested by Highbury or any of the members of the Management Committee.

(b)           At each meeting described in Section 3.04(a), the Officers and other employees of Aston shall discuss such matters regarding Aston and its performance, operations and/or budgets as may be reasonably requested by Highbury, and each of the attendees (whether in person or by telephone) at such meeting shall have the right to submit proposals and suggestions regarding Aston, and the attendees at the meeting shall, in good faith, discuss and consider such proposals and suggestions.

ARTICLE IV

TERM; EXTENSION; TERMINATION

Section 4.01. Term.  The term of this Agreement commenced on the date hereof and shall continue until the earlier of (i) such time as there are no Management Stockholders owning shares of Series B Preferred Stock or the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock and (ii) such time as the employment of all Management Stockholders with Aston and any of its Controlled Affiliates has been terminated (the “Term”); provided, that for the purposes of this Section 4.01, a Management Stockholder shall be deemed to own any shares of Series B Preferred Stock and/or Common Stock issued upon conversion thereof which is held of record by (i) a holding company solely owned by such Management Stockholder and/or his or her Permitted Transferees and (ii) any Permitted Transferee of such employee or his holding company.

Section 4.02. Termination.  Notwithstanding the Term set forth in Section 4.01, this Agreement may be terminated by Aston or Highbury by written notice to the Management Stockholders prior to the expiration of the Term at any time after thirty (30) days following written notice to the Management Stockholders by such party of any Event of Default (as defined in Section 6.01 hereof) provided that such Event of Default in not cured prior to written notice to the Management Stockholders of the termination of this Agreement.

ARTICLE V

COMPENSATION

Section 5.01. Compensation.  From and after the date hereof, within thirty (30) days after the end of each calendar quarter, Aston shall, to the extent cash is available therfor at Aston or any of its Controlled Affiliates (and Aston shall cause its Controlled Affiliates to distribute any such available cash to Aston, to the extent required for payments pursuant hereto and not in violation of any laws applicable to such Controlled Affiliates), and based on the unaudited financial statements for such calendar quarter prepared in accordance with Section 3.03 hereof (after approval of such financial statements by Highbury), (i) first distribute to Highbury an amount equal to the Owners’ Allocation and (ii) second, make available to the Management Committee all cash available after the payment of the Owners’ Allocation to Highbury pursuant to clause (i) as Operating Allocation to be used as determined by the Management Committee consistent with Sections 2.05(a)(i) and 2.05(b) hereof.

Section 5.02. Payment Dates.  To give effect to the foregoing, Aston shall have two (2) bank accounts.  The first account (the “Receipts Account”) shall have as its authorized signatories such representatives of Aston and Highbury as the Management Committee and Highbury shall deem appropriate or desirable.  All of Aston’s receipts shall be paid into the Receipts Account; provided, however, that on a monthly basis, Aston shall transfer twenty-eight percent (28%) of receipts paid into this account to a second account (the “Owners’ Allocation Account”) which shall have as its authorized signatories such representatives of Highbury as Highbury shall deem appropriate or desirable.  Highbury shall use the Owners’ Allocation Account to make all distributions of Owners’ Allocation pursuant to Section 5.01 above and to fund all Owners’ Allocation Expenditures.  The Receipts Account shall be used by the Management Committee to make all operating expense payments (including payments of salary and bonus) out of the Operating Allocation.  Within thirty (30) days after the end of each calendar quarter, based on the unaudited financial statements for such calendar quarter prepared in accordance with Section 3.03 hereof, and within ninety-five (95) days after the end of each fiscal year of Aston, based on the audited financial statements prepared in accordance with Section 3.03 hereof, Highbury and Aston shall cause such transfers between the Receipts Account and the Owners’ Allocation Account to reflect the appropriate allocations between Operating Allocation and Owners’ Allocation and other amounts excluded from the definition of Revenue from Operations hereunder.

Section 5.03. Default of Payment of Owners’ Allocation.  To the extent that cash is for any reason not available to make a payment in an amount equal to the Owners’ Allocation to Highbury pursuant to Section 5.01 at the time that such payment otherwise would have been required by Section 5.02 to be made to Highbury if cash were available therefor (or in the event that Aston for any other reason does not make a required payment to Highbury within thirty (30) days following a calendar quarter end or ninety-five (95) days following a fiscal year end, as applicable), then, at the option of Highbury in its sole discretion, such payment shall be made to Highbury by Aston in the form of a promissory note, which promissory note shall accrue interest at a rate per annum (beginning on the date it was otherwise required to be made under Section 5.02, together with interest thereon calculated from the thirtieth (30th) day following such calendar quarter end or the ninety-fifth (95th) day following such fiscal year end (as applicable)) equal to the prime lending rate then in effect as reported by JP Morgan Chase, which interest shall be borne by Aston as an operating expense payable out of the Operating Allocation.  Any such promissory note shall be paid in full by Aston prior to any distribution of Operating Allocation as compensation to the Management Stockholders.

Section 5.04. Capitalization of Excess Operating Cash Flow.  If the Management Committee advises Highbury that, in its reasonable judgment (taking into account the anticipated revenue and expenses bases of Aston), the Operating Allocation will exceed the foreseeable expenses of Aston on a sustained basis (taking into account business conditions at the time and including both a reasonable allowance for either loss of business or a change in margins in the business), Highbury shall discuss in good faith with the Management Committee whether Highbury concurs in that view, and if Highbury after such discussion concurs in that view in its sole discretion, Highbury will further discuss with the Management Committee whether to capitalize a portion of such excess cash flow, the amount of any such excess that it is potentially appropriate to capitalize, and who the recipients of such capitalized excess cash flow should be from the Management Stockholders.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

Section 6.01.  Events of Default.  The following events shall constitute an “Event of Default” under this Agreement:

(a)           The failure of either the Management Stockholders or Aston to pay any sum of money to Aston or Highbury when due and payable under the terms of this Agreement or a promissory note issued to Highbury pursuant to Section 5.03, if such failure is not cured within thirty (30) days after written notice specifying such failure is received by the defaulting party from the non-defaulting party.  Notwithstanding the foregoing, if Highbury elects to receive a promissory note as payment for the Owners’ Allocation pursuant to Section 5.03 hereof, the failure to pay the Owners’ Allocation for such quarter shall not be deemed an Event of Default under this Section 6.01(a); provided however that if Aston fails make any payment under such promissory note when due, such nonpayment shall be deemed an Event of Default under this Section 6.01(a) subject to the applicable 30-day cure period.

(b)           The material failure of the Management Stockholders to perform, keep or fulfill any of their other covenants, undertakings or obligations to Aston or Highbury set forth in this Agreement, and if such failure or breach is not cured within ten (10) days after written notice specifying such failure or breach is received by the Management Stockholders from Aston or Highbury.

Section 6.02.  Remedies.  Upon the occurrence of an Event of Default, the non-defaulting party may pursue any and all remedies available to it at law or in equity, in addition to any right or remedy (including the right to terminate this Agreement) provided under the terms of this Agreement.

ARTICLE VII

INDEMNIFICATION; LIABILITY AND EXCULPATION

Section 7.01. Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from Aston for any loss, damage or claim (including any amounts paid in settlement of any such claims) including expenses, fines, penalties and counsel fees and expenses incurred by such Covered Person (“Losses”) by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Aston (or any Controlled Affiliate thereof) and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement (whether occurring prior to, on, or after the date hereof), except that no Covered Person shall be entitled to be indemnified in respect of any Losses incurred by such Covered Person by reason of any action or inaction of such Covered Person which constituted fraud, gross negligence, willful misconduct or a breach of this Agreement or the Purchase Agreement; provided, however, that any indemnity under this Section 7.01 shall be provided out of and to the extent of Aston’s assets only, and no member of Aston nor any Covered Person shall have any personal liability to provide indemnity on account thereof.

Section 7.02. Notice; Opportunity to Defend and Expenses.

(a)           Promptly after receipt by any Covered Person from any third party of notice of any demand, claim or circumstance that, immediately or with the lapse of time, would reasonably be expected to give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that could reasonably be expected to result in any Losses with respect to which the Covered Person might be entitled to indemnification from Aston under Section 7.01, the Covered Person shall give written notice thereof (the “Claims Notice”) to the Management Committee and Highbury; provided, however, that a failure to give such notice shall not prejudice the Covered Person’s right to indemnification hereunder except to the extent that Aston, a Controlled Affiliate thereof or Highbury is actually prejudiced thereby. The Claims Notice shall describe the Asserted Liability in such reasonable detail as is practicable under the circumstances, and shall, to the extent practicable under the circumstances, indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Covered Person.

(b)           Aston may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that if the named parties to any action or proceeding include (or could reasonably be expected to include) both Aston (or a Controlled Affiliate thereof) and a Covered Person, or more than one Covered Persons, and Aston is advised by counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Covered Person may engage separate counsel at the expense of Aston. If Aston elects to compromise or defend such Asserted Liability, it shall within twenty (20) business days (or sooner, if the nature of the Asserted Liability so requires) notify the Covered Person of its intent to do so, and the Covered Person shall cooperate, at the expense of Aston, in the compromise of, or defense against, such Asserted Liability. Notwithstanding the foregoing, any settlement or compromise shall not include any terms and conditions applicable to an Investor or Management Stockholder, other than the payment of cash to be paid by the Company, without the prior written consent of such Investor or Management Stockholder.  If Aston elects not to compromise or defend the Asserted Liability, fails to notify the Covered Person of its election as herein provided, contests its obligation to provide indemnification under this Agreement, or fails to make or ceases making a good faith and diligent defense, the Covered Person may pay, compromise or defend such Asserted Liability all at the expense of the Covered Person (in accordance with the provisions of Section 7.02(c) below). Except as set forth in the preceding sentence, neither Aston nor the Covered Person may settle or compromise any claim over the objection of Aston or Highbury; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, Aston and the Covered Person may participate at their own expense, in the defense of such Asserted Liability. The Covered Person shall in any event make available to Aston any books, records or other documents within its control that are necessary or appropriate for such defense, all at the expense of Aston.

(c)           If Aston elects not to compromise or defend an Asserted Liability, or fails to notify the Covered Person of its election as above provided, then, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any Asserted Liability, shall, from time to time, be advanced by Aston prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by Aston of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 7.01 hereof, without the provision of any security.

(d)           Covered Persons shall be entitled to enforce their rights to indemnification and advancement of expenses pursuant to this Section 7.02 by bringing an action in the Delaware Court of Chancery in accordance with Section 145(k) of the Delaware General Corporation law, which court may summarily determine the Company’s obligation to advance expenses (including attorneys’ fees).

Section 7.03. Miscellaneous.

(a)           The right of indemnification hereby provided shall not be exclusive of, and shall not affect, any other rights to which a Covered Person may be entitled at law, under other agreements or otherwise. Nothing contained in this Article VII shall limit any lawful rights to indemnification existing independently of this Article VII.

(b)           The indemnification rights provided by this Article VII shall also inure to the benefit of the heirs, executors, administrators, successors and assigns of a Covered Person and any officers, directors, members, partners, shareholders, employees and Affiliates of such Covered Person (and any former officer, director, member, partner, shareholder or employee of such Covered Person, if the Loss was incurred while such Person was an officer, director, member, partner, shareholder or employee of such Covered Person).The indemnification rights provided by this Article VII shall survive the termination of this Agreement and any event which causes any Covered Person to cease to be a Covered Person.

Section 7.04. Liability and Exculpation.

(a)           No Covered Person shall be obligated personally for any of the debts, obligations or liabilities of Aston (or its Controlled Affiliates), whether arising in contract, tort or otherwise solely by reason of being a Covered Person.

(b)           No Covered Person shall be liable to Highbury, Aston or any of their Controlled Affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of Highbury, Aston or any of their Controlled Affiliates and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person, unless such act or omission constituted fraud, gross negligence or willful misconduct.

(c)           To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to Aston, Highbury or any of their Controlled Affiliates, a Covered Person shall not be liable to any of them for his, her or its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.  Notices.  All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed to the parties or their permitted assigns at the following addresses:

if to Aston or Highbury:

Highbury Financial Inc.
999 Eighteenth Street, Suite 300
Denver, Colorado 80202
Attention:  Richard S. Foote
Facsimile:  303-893-2902

with a copy to:

Bingham McCutchen LLP
399 Park Avenue
New York, New York 10022
Attention:  Floyd I. Wittlin
Facsimile:  212-702-3625

if to the Management Stockholders:

c/o Stuart D. Bilton
120 North LaSalle Street, 25th Floor
Chicago,  Illinois  60601
Facsimile:  312-268-1335

with a copy to:

Sonnenschein Nath & Rosenthal LLP
233 S. Wacker Drive
Suite 7800
Chicago, Illinois 60606-6404
Attention:  Michael D. Rosenthal
Facsimile:  312-876-7934

or at such other address as a party may furnish in writing to each other party.

Section 8.02. Further Assurances.  Aston and the Management Stockholders shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding and enforceable as between them and as against third parties.

Section 8.03. Amendments, Modifications and Waivers.  Any covenant, agreement, provision or condition of this Agreement may be amended or modified, or compliance therewith may be waived (either generally or in any particular instance and either retroactively or prospectively), by (and only by) an instrument in writing signed by Aston and the Management Stockholders.

Section 8.04. Successors and Assigns.  This Agreement shall be so binding upon and shall inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns.

Section 8.05. Governing Law.  This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.  Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts sitting in the City of Chicago for any claim, suit or proceeding arising under this Agreement to enforce any arbitration award or obtain equitable relief and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court (subject to the provisions of Section 8.06 hereof).  To the extent permitted by law, each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 8.01 hereof.  The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions.

Section 8.06. Dispute Resolution.

(a)           All disputes arising in connection with this Agreement shall be resolved in binding arbitration in accordance with the applicable rules of the American Arbitration Association.  The arbitration shall be held in the City of Chicago before a single arbitrator selected in accordance with Section 11 of the American Arbitration Association Commercial Arbitration Rules who shall have substantial experience in the investment advisory industry, and shall otherwise be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules.  The parties covenant that they will participate in the arbitration in good faith and that they will share equally its costs except as otherwise provided herein.  The provisions of this Section 8.06 shall be enforceable in any court of competent jurisdiction, and the parties shall bear their own costs in the event of any proceeding to enforce this Agreement except as otherwise provided herein.  The arbitrator shall assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party or parties against the other party or parties to such proceeding).  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorney’s fees, incurred by the other party in enforcing the award.

Section 8.07. Severability.  Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereto eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without included therein any such part or parts which may, for any reason, be hereafter declared invalid.

Section 8.08. Captions.  The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 8.09. Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

Section 8.10. Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be considered an original, but all of which taken together shall constitute one instrument.

Section 8.11. Interpretation.  No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have drafted or dictated such provision.

IN WITNESS WHEREOF, the parties have each duly executed this Agreement as of the day and year first above written.

ASTON:

ASTON ASSET MANAGEMENT LLC

By:	Highbury Financial Inc., its Sole Member

By:	/s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer

HIGHBURY:

HIGHBURY FINANCIAL INC.

By:	/s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer

MANAGEMENT STOCKHOLDERS:

/s/ Stuart Bilton
Stuart Bilton

/s/ Kenneth C. Anderson
Kenneth C. Anderson

/s/ Gerald Dillenburg
Gerald Dillenburg

/s/ Christine R. Dragon
Christine R. Dragon

/s/ Joseph Hays
Joseph Hays

/s/ Betsy Heaberg
Betsy Heaberg

/s/ David Robinow
David Robinow

/s/ John Rouse
John Rouse

SCHEDULE A

Stuart Bilton

Kenneth C. Anderson

Gerald Dillenburg

Christine R. Dragon

Joseph Hays

Betsy Heaberg

David Robinow

John Rouse